CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-210186 on Form N-1A of our report dated July 23, 2024, relating to the financial statements and financial highlights of FT Raymond James Multicap Growth Equity ETF and FT Vest U.S. Equity Max Buffer ETF - March, each a series of First Trust Exchange-Traded Fund VIII, appearing in the Annual Reports on Form N-CSR of First Trust Exchange-Traded Fund VIII for the year ended May 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Information for Investors in the European Economic Area (“EEA”) Only”, “Miscellaneous Information”, and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 26, 2024